Exhibit 23.2
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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amended Current Report on Form 8-K/A under the Securities Exchange Act of 1934 of CommScope, Inc. dated December 26, 2001 of our report dated January 31, 2001, appearing in the Annual Report on Form 10-K of CommScope, Inc. and subsidiaries for the year ended December 31, 2000, and incorporated by reference in Registration Statements No. 333-30972, 333-54017, 333-33555 and 333-29725 on Forms S-8
and Post-Effective Amendment No. 1 to Registration Statement No. 333-94691 on Form S-3 of CommScope, Inc. and to the reference to us under the heading "Experts" in the Prospectus, which is part of Registration Statement No. 333-94691.

/s/ Deloitte & Touche LLP
Hickory, North Carolina
December 21, 2001